CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

BancTrust Financial Group, Inc.

We consent to the use of our reports dated March 20, 2009, with respect to the 2008 consolidated financial statements and the effectiveness of internal control over financial reporting as of December 31, 2008 included in BancTrust Financial Group, Inc.’s 2008 Annual Report on Form 10-K incorporated by reference herein. As referenced in our report and as further described in Note 15 to the consolidated financial statements, the Company changed its accounting method of measuring the liability and related expense of a supplemental retirement plan in 2008.

/s/ Dixon Hughes PLLC

Atlanta, Georgia

April 3, 2009